                                                                      EXHIBIT 12

                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)

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

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                   YEARS ENDED DECEMBER 31,
                                        ----------------      -------------------------------------------------
                                        1994       1993*      1993*      1992*      1991*     1990*       1989*
                                        ----       -----      -----      -----      -----     -----       -----
Earnings:
  Income from continuing operations
    before income taxes..............  $196.0     $259.3     $298.0     $145.5     $ 93.1     $ 39.6     $ 32.6
  Add:
    Interest expense -- net..........   100.7      106.4      140.8      136.5      134.2      108.5      146.5
    Rental expense representative of
      interest factor................     6.5        5.9        8.1        8.3        5.3        3.0        4.0
    Preferred dividends of
      subsidiaries...................      --         --         --        0.3        0.8        1.6        2.6
    Interest accrued -- 50% owned
      company........................    23.7       23.2       31.3       27.3       10.3         --         --
    Other............................     1.7        5.0        4.1        0.4        0.9       (0.7)       2.6
                                       ------     ------     ------     ------     ------     ------     ------
         Total earnings as adjusted
           plus fixed charges........  $328.6     $399.8     $482.3     $318.3     $244.6     $152.0     $188.3
                                       ======     ======     ======     ======     ======     ======     ======
Fixed charges and preferred stock
  dividend requirements:
  Interest expense -- net............  $100.7     $106.4     $140.8     $136.5     $134.2     $108.5     $146.5
  Capitalized interest...............     4.4        8.3       10.4        8.9        4.7        2.8        2.0
  Rental expense representative of
    interest factor..................     6.5        5.9        8.1        8.3        5.3        3.0        4.0
  Pretax effect of dividends on
    preferred stock of the Company...     9.9       15.8       19.1       19.4       15.9       15.4       11.2
  Pretax effect of preferred
    dividends of subsidiaries........      --         --         --        0.4        1.2        2.5        4.1
  Interest accrued -- 50% owned
    company..........................    23.7       23.2       31.3       27.3       10.3         --         --
                                       ------     ------     ------     ------     ------     ------     ------
  Combined fixed charges and
    preferred stock dividend
    requirements.....................  $145.2     $159.6     $209.7     $200.8     $171.6     $132.2     $167.8
                                       ======     ======     ======     ======     ======     ======     ======
Ratio of earnings to combined fixed
  charges and preferred stock
  dividend requirements..............    2.26       2.51       2.30       1.59       1.43       1.15       1.12
                                       ======     ======     ======     ======     ======     ======     ======
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* Restated to report operations sold in the WNS Sale as discontinued operations.